Exhibit 23.1

                         Consent of Independent Auditors

The Board of Directors
The CIT Group, Inc.

We consent to the use of our report dated January 25, 2001, except as to Note 25, which is dated as of March 13, 2001, relating to the consolidated balance sheets of The CIT Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, incorporated by reference in the Registration Statement on Form S-3 of The CIT Group, Inc., which report appears in the December 31, 2000 Annual Report on Form 10-K of The CIT Group, Inc., which is also incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the Registration Statement.

KPMG LLP

Short Hills, New Jersey
June 7, 2001